Exhibit 99.1

     Annaly Mortgage Management, Inc. Announces Portfolio Changes

    NEW YORK--(BUSINESS WIRE)--Jan. 10, 2006--Annaly Mortgage Management today announced that during the fourth quarter of 2005 it undertook a portfolio rebalancing with the objective of improving future financial performance. The rebalancing is being accomplished through asset sales and reinvestment of sale proceeds. In addition, the Company has determined to recognize non-cash impairment charges as of December 31, 2005 relating to certain securities in its portfolio which had been held in an unrealized loss position.
    "As the Federal Funds rate has risen from 1% to 4.25% since June 30, 2004, legacy portfolios have suffered," said Michael A.J. Farrell, Chairman, Chief Executive Officer and President of Annaly. "Certain assets that were purchased in the much lower interest rate environment of 2003 and 2004 are unlikely to recover to their amortized cost basis. However, the returns for new capital invested in short duration assets have improved significantly. As a result, we are taking advantage of current market conditions by either selling or reducing the cost basis of these assets, and by repositioning the portfolio into higher yielding investments. We believe the actions we are taking accelerate the positive fundamentals occurring in our AAA mortgage portfolio and will have a direct impact on our performance by strengthening net interest margin and, ultimately, increasing our dividend."
    Based on current market conditions and the guidance provided in the FASB staff position issued on November 3, 2005 regarding the meaning and application of Other-Than-Temporary Impairment, the Company reviewed each of its securities to determine if an other-than-temporary impairment charge would be necessary. At September 30, 2005, the Company's investments that were in a loss position were not considered other-than-temporarily impaired since at the time the Company had the intent and ability to hold them for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. With the continued increase in the Federal Funds rate during the quarter, however, the Company determined during the fourth quarter that it did not intend to hold some of its securities until recovery or maturity and would reposition a portion of its assets. Approximately $2.9 billion face amount of securities were reclassified as other-than-temporarily impaired as of December 31, 2005, with an approximate loss of $83 million, or approximately $0.67 per share. The non-cash loss on the securities deemed other-than temporarily impaired that remain in the Company's portfolio will be reflected in the income statement based on the fair value of the securities on December 31, 2005, and recognition of such impairment charges will not reduce the taxable income of the Company. Additionally, during the fourth quarter $2.3 billion face amount of securities were sold, resulting in a realized loss of approximately $65 million, or approximately $0.53 per share. Of the total losses of approximately $148 million, approximately $15 million had not been reflected in the September 30, 2005 balance sheet as Accumulated Other Comprehensive Loss.
    Further information regarding the Company's portfolio changes will be provided in the fourth quarter 2005 earnings release.
    Annaly manages assets on behalf of institutional and individual investors worldwide through Annaly and through the funds managed by its wholly-owned registered investment advisor, FIDAC. The Company's principal business objective is to generate net income for distribution to investors from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition and from dividends Annaly receives from FIDAC, which earns investment advisory fee income. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT"), currently has 123,684,931 shares of common stock outstanding.

    This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, FIDAC's clients removal of assets FIDAC manages, FIDAC's regulatory requirements, and competition in the investment management business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

    CONTACT: Annaly Mortgage Management, Inc.
             Investor Relations, 1-888-8Annaly
             www.annaly.com